KPMG LLP 345 Park Avenue New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 31, 2025 and June 6, 2025, with respect to the financial statements of GQG Partners US Select Quality Equity Fund, a series of GQG Partners Series LLC, included herein.

 New York, New York
June 30, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.